Exhibit 10.1

Separation Agreement

Effective Date: November 30, 2009

Attn: Ofer Elyakim, Chief Executive Officer

DSP Group, Inc.

5 Shenkar Street

Herzelia Israel 46120

Below are the terms and conditions agreed and acknowledged by and among Boaz Edan (“Edan”), on the one hand, and DSP Group, Inc. and DSP Group Ltd. (collectively, the “Company”), on the other hand, concerning the end of Edan’s employment with the Company:

1.	Edan’s last day of employment with the Company will be May 31, 2010 (the “End Date”). By no later than the End Date, Edan will have fully used his accumulated vacation days. Edan will have no vacation days unused and remaining on the End Date. In consideration of the vacation days that Edan is entitled to, Edan’s last day in the office of the Company will be December 1, 2009 and as from that date to the End Date, Edan shall make himself available to the Company as reasonably requested by the Company for the transition of his position, including information handover, clarification and updates.

2.	In accordance with the Employment Agreement between Edan and the Company, dated as of May 1, 1999 (the “Employment Agreement”), including Section 7 thereof, Edan undertakes to transfer his position in an orderly and full manner and in connection with such an undertaking, will follow the reasonable requests of the Company’s CEO.

3.	On the End Date, the Company will transfer to Edan’s possession, the Managers Insurance Policy, including the portion that was allocated on the account of Severance Payment that shall be the full payment on behalf of the severance payment.

4.	Edan will be paid his current monthly salary up to and through the month of May 2010.

5.	On the End Date, Edan will be entitled to receive his proportional Recuperation Payment (“Dmei Havra’a”).

6.	In accordance with the agreements relating thereto, all stock options and stock appreciate rights previously granted to Edan, a list of which is attached hereto as Appendix A (collectively, the “Equity Awards”), shall accelerate and fully vest on the End Date and Edan shall have two years calculated from the End Date to exercise such Equity Awards. All Equity Awards shall terminate if not exercised following the expiration of the two year period as specified in the previous sentence.

7.	Until the End Date, Edan will be entitled to use the Company vehicle as well as the cellular phone he received from the Company, subject to the Company’s procedures relating to such use as well as any changes, additions or adjustments thereto, as they are published or otherwise made known to the Company’s employees from time to time.

8.	Edan reconfirms, acknowledges and ratifies all obligations he has to the Company, including those set forth in the Employment Agreement. Without limiting the generality of the foregoing, Edan reconfirms, acknowledges and agrees that his obligations include, without limitation, confidentiality and nondisclosure obligations set forth in the Employment Agreement, Section 9 of the Employment Agreement relating to the Company’s rights to patents, inventions and commercial secrets and the covenants set forth in Appendix A to the Employment Agreement.

9.	Edan will return all materials, property and documents, and copies thereof, of the Company and its affiliates prepared or obtained by Edan in the course of or incident to his employment by no later than the End Date.

10.	Without limiting the generality of Section 9 above, Edan will coordinate with the Company’s CEO regarding any communications with the Company’s employees, customers, distributors and other parties and will not have any communications with such parties without the prior approval of the CEO.

11.

Edan undertakes not to damage, whether directly or indirectly, the good reputation of (i) the Company or any of its affiliates, including, without limitation, any parent, subsidiary, predecessor or successor of the Company or any of its affiliates, or any director, officer or employee of the Company or any of its affiliates (collectively, the “Company Parties”), (ii) the Company’s business, including its products, and the Company’s status amongst its customers and suppliers and within the industry, or (iii) the Company’s customers or suppliers.

12.	In consideration for the extension of the notice period from three months as set forth in the Employment Agreement to six months as agreed upon in this letter, notwithstanding anything to the contrary in the Employment Agreement or any other agreement between Edan and the Company, Edan agrees and acknowledges the following:

a.	Until May 31, 2013, Edan undertakes not to compete with the Company in any form or manner whatsoever, by any means of undertaking whatsoever, whether directly or indirectly, by himself, including as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, or together with others, including by establishing or opening any business similar to, or in competition with, the business conducted by the Company, and/or to provide advise of any sort whatsoever to a competing business and/or to be employed for pay or without pay by a competing business and/or to be active, whether directly or indirectly in the management and/or activating and/or planning of a competing business

b.	Until May 31, 2013, Edan will not, for his own account or for any other person or for any firm or company, solicit, encourage, or cause others to solicit or encourage, any employee or contractor of the Company or any of its affiliates from stop working for the Company or any of its affiliates or otherwise induce or encourage such employee or contractor to terminate his or her employment or relationship with the Company or any of its affiliates.

c.	Until May 31, 2013, Edan undertakes that he will not work, whether for wages or not and/or for the purpose of advising and/or to be directly or indirectly active in the execution of work and/or service for a customer of the Company and/or someone who was a customer of the Company at the time of his employment with the Company.

d.	Until May 31, 2013, Edan undertakes that he will not lobby and/or attempt to lobby and/or attain, whether directly and/or indirectly and/or for another and/or for any undertaking whatsoever with any customer of the Company and/or some who was a customer of the Company at the time of his employment with the Company.

e.	The agreements set forth in this Section 12 constitute an integral part of the agreement by the Company to provide the benefits set forth in this letter. Edan acknowledges that the Company has specifically relied upon the covenants set forth in this Section 12 in entering into this letter and the Company regards the observance by Edan of the covenants set forth in this Section 12 as being an essential term of this letter.

13.	Edan acknowledges and agrees that any violation of his obligations and commitments mentioned in this letter or the Employment Agreement, which violation will be determined solely by the Company, will allow the Company to withhold and/or cancel any benefit he has received or entitled to receive in accordance with this letter or the Employment Agreement, including but not limited to the exercise of the Equity Awards, notwithstanding that they are fully vested in accordance with this letter on May 31, 2010, and the receipt of any shares of Common Stock of the Company thereupon. For the avoidance of doubt, this Section 13 in no way derogates any other remedy that may be available to the Company as a result of Edan’s breach of in this letter or the Employment Agreement.

14.	For the avoidance of doubt, the benefits set forth in this letter shall be in lieu of any other severance or termination pay or benefits to which Edan may be entitled under any Company severance or termination plan, program, practice or arrangement.

15.	Edan is aware that any amounts he receives in accordance with this letter are beyond the strict law and the terms of the Employment Agreement. By signing this letter and agreeing to and acknowledging his obligations and commitments towards the Company and the Company’s obligations and commitments towards Edan, Edan releases and forever discharges the Company Parties from all claims, rights, demands, actions, obligations, liabilities of any nature, directly or indirectly, known or unknown, mature or unmature, which Edan may now have or have ever had or may in the future have against the Company Parties arising from his employment and/or termination of employment with the Company or arising out of or relating to or in connection with facts or circumstances occurring at any time on or prior to the effective date of this letter.

16.	This letter is governed by the laws of the State of Israel. If, for any reason whatsoever, a term of this letter is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this letter shall not be prejudiced. This letter contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this letter and has no further effect.

Sincerely,

/s/ Boaz Edan
Boaz Edan

Agreed and accepted:

/s/ Ofer Elyakim
Ofer Elyakim
Chief Executive Officer